January 21, 2009

[Redacted]

Dear Phil:

Subject: Mutually Agreed Upon Separation

This letter confirms your acceptance of a separation package from ArvinMeritor, Inc. (“ArvinMeritor” or the “Company”) as a result of the company’s decision not to sell the Light Vehicle Systems as a single ongoing business. The decision was reached after consideration of a number of factors, including your service with ArvinMeritor and its predecessor. Both parties expressly agree that your acceptance of this agreement is completely voluntary. You and the Company have agreed to enter into this agreement pursuant to the following terms and conditions:

1.	Your last day of work with the Company is January 15, 2009.

2.

Beginning January 16, 2009, you will receive separation pay equal to thirty (30) months of your annual salary (at your current compensation rate of $600,000 annually), minus applicable taxes or certain other deductions. Payments will be made in equal semi-monthly installments through July 15, 2011.

•

Internal Revenue Code Section 409A and the regulations thereunder (“Section 409A”) require that you wait at least six (6) months to begin receiving severance payments subject to Section 409A. However, pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), separation pay due to an involuntary separation from service of no more than a certain dollar amount (in this case, $490,000) is not subject to Section 409A and may be paid within the six-month waiting period. Accordingly, any separation pay you receive during the first six (6) months of your separation from service will be paid pursuant to such Section 409A exemption.

•

In the event of your death prior to July 15, 2011 , the payments described herein shall be paid to your spouse or estate in the same form and at the same time as such payments would have been payable to you.

3.

Given that your last day of active employment will be January 15, 2009, you will be eligible to receive an incentive compensation plan (ICP) payment for fiscal year 2009 on a prorated basis for time worked during the fiscal year. Such payment will be subject to the applicable formula and paid pursuant to the terms of the ICP , in accordance with ICP metrics. Final award determination, if any, is subject to approval by the Compensation & Management Development Committee of the Board of Directors . If an award is approved, payment will be in December 2009.

4.	You will be eligible to receive Long-Term Incentive (LTIP) Performance Plan awards based on your grant letter(s) as follows:

-

FY2007-FY2009 LTIP award will be paid in December 2009, pending Board of Directors approval, based upon applicable formulae on a prorated basis (27 months out of 36) for time worked during the performance cycle.

-	FY2008-FY2010 LTIP award will be paid in December 2010, pending Board of Directors approval, based upon applicable formulae on a prorated basis (15 months out of 36) for time worked during the performance cycle.

5.

You have grant(s) of restricted stock under the LTIP for the FY2007-2009 and FY2008-2010 cycles (grant dates 12/1/2006 and 1/2/2008). Since your separation will end following the original vesting date of those shares, you will be entitled to receive those shares. As there is an immediate tax liability related to your entitlement to those shares, they will be vested as of the date this agreement is signed. You have also received a special grant of restricted shares as part of your new hire agreement (grant date of 9/11/2006). The shares under the special grant will also vest as of the date this agreement is signed.

6.

You will be eligible to vest in your grant of performance shares for the FY2007-2009 performance cycle on a prorated basis (27 months out of 36) for time worked during the performance cycle . The actual number of shares received will be based upon applicable formulae and the vesting would occur in December 2009 following the close of the performance period.

7.	Your financial planning and car allowances will cease as of January 15, 2009.

8.

You will receive reasonable company-sponsored outplacement assistance in the form of a twelve (12) month program up to a maximum value of $10,000, or if you prefer, an additional $10,000 cash payment within 30 days.

9.	Your short and long term disability and accidental death and dismemberment coverage will cease as of January 15, 2009.

10.

Savings plan participation will cease as of January 15, 2009. You are 100% vested in your savings plan deferrals and related company matching contributions. Based upon your years of service with the Company, you will vest in 20% of the pension contribution amount in your savings plan accounts. You will be able to request a qualified plan distribution in accordance with the terms of the savings plan. Distribution of your Supplemental Savings Plan account will be in accordance with your election on file. Please contact T. Rowe Price for information about your ArvinMeritor Savings Plan account at 1-800-922-9945.

11.

If you are currently enrolled in medical, dental and/or vision coverage and the payroll deductions associated therewith, coverage will remain in force for 18 months following your separation from service (through July 31, 2010). After July 31, 2010, you will be entitled to continue your group medical, dental and vision coverage at your own expense for a period of up to 18 months through COBRA. Information as to the cost of such coverage will be supplied to you approximately two weeks following the expiration of your separation period. Life insurance coverage will remain in force through July 31, 2010 and the life insurance coverage only may be converted to an individual policy within 31 days after termination of coverage by contacting MetLife at (888)622-6616. Payroll deductions for any supplemental life insurance and/or supplemental accidental death and dismemberment insurance coverage that you may have elected will continue through July 15, 2010. MetLife will contact you through the mail following that date with regard to your ability to convert the supplemental coverage to an individual policy.

12.	Your compensation checks will be direct deposited unless you specify otherwise. Please let us know in writing if you change your address.

13.

You will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company or its subsidiaries or divisions, or any of its or their current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph, you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and you acknowledge that damages would be inadequate and insufficient.

14.

The Company will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, you, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph, the Company agrees that you will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and the Company acknowledges that damages would be inadequate and insufficient.

15.

You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company in your possession or under your control, including without limitation, computer hardware/software, credit cards, PDA’s, pagers, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such Company property but excluding contact information).

16.

Except as provided in this agreement, you agree, on behalf of yourself, your heirs, executors, administrators and assigns, to release, acquit and forever discharge the Company and its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company Released Parties") of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which you, your heirs, executors, administrators and assigns ever had, now have or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law. This release specifically excludes the Company’s ongoing obligation to insure, indemnify, defend, and hold you harmless for your actions and omissions during the performance of your duties on behalf of the Company.

You understand that as a result of this, you will not have the right to assert that the Company unlawfully terminated your employment or violated any of your rights in connection with your employment.

You affirm that you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms described above, and agree not to voluntarily participate in such a proceeding.

17.

The Company agrees on behalf of its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company") to release, acquit and forever discharge you, your heirs, executors, administrators and assigns, of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which the Company, its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns, ever had, now have or may hereafter have, against you or any of them arising out of or by reason of any cause, matter or thing whatsoever, excepting any act found to be a felony, by a court of competent jurisdiction, from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

The Company understands that as a result described above, the Company will not have the right to assert that you unlawfully terminated your employment or violated any of the Company’s rights in connection with your employment.

The Company affirms that it has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against you before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms of described above, and agrees not to voluntarily participate in such a proceeding.

18.

The Company and you agree that the terms and conditions of this Letter Agreement are confidential and that neither party will disclose the terms of this Letter Agreement to any third parties, other than (i) disclosure by you to your spouse, (ii) disclosure by the Company or you to its or your respective attorneys, auditors, financial advisors and accountants, (iii) as may be required by law (including securities laws) or (iv) as may be necessary to enforce this Letter Agreement. Without limiting the generality of the foregoing, you acknowledge that the Company may, to the extent required by applicable law, describe or incorporate the terms of this Letter Agreement in, and/or file or incorporate this Letter Agreement as an exhibit to, one or more filings with the Securities and Exchange Commission.

19.	ArvinMeritor shall have the right to terminate this agreement at any time if you materially and intentionally breach any of the obligations stated herein under this agreement.

20.

You acknowledge that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge, understand and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by ArvinMeritor as set forth herein and is consistent in all respects with the discussions by ArvinMeritor personnel with you relating to your separation.

21.

You agree that for a period of thirty (30) months following the date of your departure (January 15, 2009) from the Company, you will not solicit for employment any then-current ArvinMeritor employee, unless permission to do so is granted to you in writing by ArvinMeritor’s CEO or his designee. You also agree that you will not disclose, nor will you use any ArvinMeritor proprietary information.

22.

This agreement is a complete and final agreement between ArvinMeritor and its successors and Philip Martens, and supercedes all other offers, covenants, agreements, and negotiations, including without limitation, the August 21, 2006 letter agreement between you and ArvinMeritor. Notwithstanding the foregoing, the Invention Assignment Agreement remains in full force and effect.

23.

You will have until 11:59 p.m. on February 5, 2009, in which to consider this agreement, and you may revoke this agreement within seven days of signing. If you have not signed this agreement by 11:59 p.m. February 5, 2009, or if you have signed this agreement but subsequently revoke it within the seven day period, you will not be entitled to amounts and benefits under this agreement. This agreement will not become effective until the revocation period has expired. For the avoidance of doubt, until such time as the revocation period has expired, the separation pay described herein shall be limited to two weeks of your current salary. In the event that you take the full time provided hereunder to review this agreement and you sign on February 5, 2009 and you do not exercise your right to revoke, you will receive in a lump sum an amount equal to the number of weeks due and owning since the payments ceased.

24.

If you decide not to sign this agreement you will be paid 2 weeks salary and the dates and eligibility for the various incentives and benefits indicated in this agreement would be modified to your final day of separation.

Sincerely,

/s/ Richard D. Greb

Richard D. Greb
Vice President
Compensation & Benefits

cc: C. McClure

     D. Riddell
     V. G. Baker, II

                                                                  Accepted and Agreed by:

                                                                   /s/Philip R. Martens

                                                                      Philip Martens

                                                                      01/20/09

                                                                      Date